--------                                        -----------------------------
 FORM 4                                                  OMB APPROVAL
--------                                        -----------------------------
----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   CWH Associates, Inc.
----------------------------------------------------
   (Last)            (First)              (Middle)

   200 Park Avenue, Suite 3900
----------------------------------------------------
                   (Street)

    New York           NY                  10166
-----------------------------------------------------
   (City)          (State)                 (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    Sawgrass Fund, L.L.C. (no ticker symbol)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   03/15/00
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       Non-Managing Member of Investment Adviser
- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transactions   Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr. 4)     (Instr. 4)(Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Sawgrass Fund,
L.L.C., Limited
Liability Company
Interests                   03/15/00                 P               $200,000    A               $200,000(1)     I        (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                  9.        10.
                                                                                                  Number    Owner-
                                                                                                  of        ship
                                                                                                  Deriv-    Form
             2.                                                                                   ative     of
             Conver-                    5.                              7.                        Secur-    Deriv-   11.
             sion                       Number of                       Title and Amount          ities     ative    Nature
             or                         Derivative    6.                of Underlying     8.      Bene-     Secur-   of
             Exer-             4.       Securities    Date              Securities        Price   ficially  ity:     In-
             cise              Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Owned     Direct   direct
             Price   3.        action   or Disposed   Expiration Date   ----------------  Deriv-  at        (D) or   Bene-
1.           of      Trans-    Code     of(D)         (Month/Day/Year)            Amount  ative   End       In-      ficial
Title of     Deriv-  action    (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   Date      8)       4 and 5)      Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  (mm/dd/   ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)       Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================

Explanation of Responses:

(1) Following the contribution, as of March 15, 2000, CWH Associates, Inc. owned 0.21% of the Limited Liability Company Interests of Sawgrass Fund, L.L.C. (the "Interests").

(2) CWH Associates, Inc. ("CWH") is the non-managing member of CIBC Oppenheimer Advisers, L.L.C. ("CIBCOA"), which serves as the investment adviser of Sawgrass Fund, L.L.C. (the "Issuer") pursuant to an investment advisory agreement between the Issuer and CIBCOA dated January 1, 2000. The Interest in the Issuer is held directly by CIBCOA and indirectly by CWH by virtue of its interest in CIBCOA. The filing of this statement with the inclusion of the foregoing information shall not be construed as an admission that CWH is the beneficial owner of any equity securities of the Issuer except as to those securities in which CWH may be deemed to have an indirect pecuniary interest pursuant to rule 16a-1(a)(2).

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                  CWH ASSOCIATES, INC



                                  BY:  /s/ Clifford Henry               03/18/03
                                  ---------------------------------     --------
                                  Name:  Clifford Henry                   Date
                                  Title: President and CEO